EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Nektar Therapeutics 2000 Equity Incentive Plan and the Nektar Therapeutics 401(k) Retirement Plan, of our report dated February 19, 2004, except for Note 1, as to which the date is April 13, 2004, with respect to the consolidated financial statements of Nektar Therapeutics included in its Annual Report, as amended (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California
August 5, 2004